EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

    and Stockholders

First Capital Bancorp, Inc.

Richmond, Virginia

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Capital Bancorp, Inc. of our report dated March 26, 2008, with respect to the consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the two year period ended December 31, 2007, which report is included in the December 31, 2007 Annual Report on Form 10-KSB of First Capital Bancorp, Inc., and we consent to the reference to our firm under the heading “Experts” in this Form S-3.

Richmond, Virginia

May 9, 2008